Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	Art Parker
President & Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700
MEDCATH SELLS SUN CITY CARDIAC CENTER ASSOCIATES TO BANNER HEALTH
     CHARLOTTE, N.C., Oct 1, 2009 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced the sale of Sun City Cardiac Center Associates (“Sun City”), a partnership owned 60% by MedCath Partners, LLC and 40% by certain physician and other investors, to Banner Health, an Arizona nonprofit health system. Sun City has provided cardiac catheterization services to Banner Health’s Boswell Hospital and its predecessor owner in Sun City, Arizona since 1992.
     The transaction, which was structured as an asset sale, valued Sun City at $16.9 million, excluding approximately $0.9 million in working capital retained by the selling partnership. In addition to its portion of the sale proceeds, MedCath will lease certain equipment to Banner Health for approximately $0.3 million annually for three years. The sale was prompted by a regulatory change that required modifications to the services agreement between Sun City and Banner Health. After reviewing potential modifications to that services agreement, Banner Health and the owners of Sun City determined that a sale of its assets was in the best interests of the parties. The sale was effective September 30, 2009.
     “We have enjoyed a long, mutually beneficial relationship with our physician partners and the hospital to which we’ve provided services,” said O. Edwin French, MedCath’s president and CEO. “We’re proud of our legacy of participating in this cath lab and providing quality care to the community residents.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 755 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
# # #